Exhibit 5.1

June 23, 2023

Inpixon
2479 Bayshore Road

Suite 195

Palo Alto, California 94303

Re:	Inpixon - Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Inpixon, a Nevada corporation (the “Company”), in connection with the preparation and filing of the Company’s registration statement on Form S-1 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the resale from time to time by the selling stockholders of the Company named in the Registration Statement (the “Selling Stockholders”) of up to 150,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), issuable upon the exercise of the warrants (as amended in accordance with its terms, the “Warrants”) (or issuable upon exercise of rights for shares of Common Stock that are issuable to the holders of the Warrants upon exercise of such rights in lieu of Common Stock) (collectively, the “Shares”) that were issued pursuant to that certain Warrant Purchase Agreement, dated May 15, 2023, by and between the Company and the Selling Stockholders (as amended in accordance with its terms, the “Purchase Agreement”). The Warrants and the Purchase Agreement were amended pursuant to that certain Amendment Agreement, dated as of June 20, 2023, by and between the Company and the Selling Stockholders (the “Amendment”).

This opinion is delivered to you pursuant to Item 16(a) of Form S-1 and Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the prospectus or any prospectus supplement other than as expressly stated herein with respect to the issuance of the Shares.

In connection therewith, we have examined and relied upon original, certified, conformed, photostat or other copies of (a) the Restated Articles of Incorporation, as amended, and the Bylaws, as amended, of the Company; (b) resolutions of the Board of Directors of the Company; (c) the Registration Statement and the exhibits thereto; (d) the Warrants, (e) the Purchase Agreement, (f) the Amendment and (g) such corporate records of the Company, certificates of public officials, certificates of officers of the Company and other documents, agreements and instruments as we have deemed necessary as a basis for the opinions herein contained. In all such examinations, we have assumed the genuineness of all signatures on original documents, and the conformity to originals or certified documents of all copies submitted to us as conformed, photostat or other copies. In passing upon certain corporate records and documents of the Company, we have necessarily assumed the correctness and completeness of the statements made or included therein by the Company, and we express no opinion thereon.

437 Madison Ave., 25th Floor, New York, New York 10022-7001 Phone: (212) 509-3900 Fax: (212) 509-7239 Website: www.msk.com

June 23, 2023

We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have also assumed that all of the shares of Common Stock issuable or eligible for issuance pursuant to exercise of the Warrants following the date hereof will be issued for not less than par value.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized by all necessary corporate action of the Company, and, upon (i) the due execution by the Company and registration by its transfer agent of such Shares, (ii) the issuance and delivery of such Shares upon exercise of the Warrants in accordance with the terms thereof and (iii) receipt by the Company of the consideration therefor in accordance with the terms of the Warrants, the Shares will be validly issued, fully paid and non-assessable.

This opinion is opining upon and is limited to the current federal laws of the United States and the Nevada Revised Statutes as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision, or otherwise.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as the Company’s counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder. This opinion is given as of the effective date of the Registration Statement, and we are under no duty to update the opinions contained herein.

Very truly yours,

/s/ MITCHELL SILBERBERG & KNUPP LLP